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FORM 4                                          | hours per response......0.5 |


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     DUPERREAULT               Brian
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   (Last)                       (First)                 (Middle)

     c/o ACE Limited
     The ACE Building, 17 Woodbourne Avenue
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                                 (Street)

     Hamilton                   HM 08                BERMUDA
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   (City)                        (State)                 (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     ACE Limited (NYSE: ACE)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

     November 12 and 18, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                         [_]  10% Owner
     [X]  Officer (give title below)       [_]  Other (specify title below)

                Chairman and Chief Executive Officer
              ----------------------------------------

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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

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

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                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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                                                                                               5.
                                                                                               Amount of       6.
                                                                   4.                          Securities      Owner-
                                            2A.        3.          Securities Acquired (A)     Beneficially    ship
                                 2.         Deemed     Trans-         or Disposed of (D)       Owned           Form:     7.
                                 Trans-     Execution  action        (Instr. 3, 4 and 5)       Following       Direct    Nature of
                                 action     Date,      Code        ------------------------    Reported        (D) or    Indirect
1.                               Date       if any     (Instr. 8)             (A)              Transaction(s)  Indirect  Beneficial
Title of Security                (Month/    (Month/    ----------             or               (Instr. 3       (I)       Ownership
(Instr. 3)                       Day/Year)  Day/Year)  Code    V    Amount    (D)   Price      and 4)          (Instr.4) (Instr. 4)
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
Ordinary Shares                 2/28/2002              A(1)    V    50,000     A   (1)
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Ordinary Shares                 11/12/2002              F           16,200     D   $30.83
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Ordinary Shares                 11/12/2002              F            4,320     D   $30.83
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Ordinary Shares                 11/18/2002              F            4,050     D   $31.81     530,777.138496(3) D
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                                                                                                  100           I        By son
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                   Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number



                                                                                                                            (Over)
                                                                                                                   SEC 1474 (9-02)


FORM 4 (continued)

                         Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          deriv-     Form
                   2.                                                                                     ative      of
                   Conver-                        5.                            7.                        Secur-     Deriv-  11.
                   sion                           Number of                     Title and Amount          ities      ative   Nature
                   or             3A.             Derivative   6.               of Underlying     8.      Bene-      Secur-  of
                   Exer-          Deemed  4.      Securities   Date             Securities        Price   ficially   ity     In-
                   cise   3.      Execu-  Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
                   Price  Trans-  tion    action  or Disposed  Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.                 of     action  Date,   Code    of (D)       (Month/Day/Year)          Amount   ative   Reported   In-     ficial
Title of           Deriv- Date    if any  (Instr. (Instr. 3,   ----------------          or       Secur-  Trans-     direct  Owner-
Derivative         ative  (Month/ (Month/ 8)      4 and 5)     Date     Expira-          Number   ity     action(s)  (I)     ship
Security           Secur- Day/    Day/    ------- ------------ Exer-    tion             of       (Instr. (Instr.    (Instr. (Instr.
(Instr. 3)         ity    Year)   Year)   Code V   (A)     (D) cisable  Date    Title    Shares   5)      4)         4)      4)
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
Options                   2/28                                                  Ordinary
to Acquire        $43.90  /2002          A(2)  V   220,000    2/28/2012         Shares    220,000 (2)     2,217,000  D
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====================================================================================================================================
Explanation of Responses:
(1) Restricted stock award pursuant to ACE Limited 1998 Long-Term Incentive Plan. Stock vests as follows: 1/4 on the first anniversary of the date of the award, 1/4 on the second anniversary of the date of the award, 1/4 on the third anniversary of the date of the award and 1/4 on the fourth anniversary of the date of the award.
(2) Option award pursuant to ACE Limited 1998 Long-Term Incentive Plan. Options vest as follows: 1/3 on the first anniversary of the date of the award, 1/3 on the second anniversary of the award, and 1/3 on the third anniversary of the date of the award.
(3) Includes 912.301546 shares purchased on July 18th 2002, pursuant to the ACE Limited Employee Stock Purchase Plan.


Signed for Brian Duperreault pursuant to a power of attorney on file with the Securities and Exchange Commission



By: /s/ Keith White                                   November 20, 2002
   -------------------------------------------      --------------------------
       **Signature of Reporting Person                          Date



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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